EXHIBIT 10.29

November 21, 2012

Delivered By Electronic Mail

Gary Klein (“Executive”)

Dear Gary:

The board is pleased to make the below offer of executive employment at Sequential Brands Group, Inc. (“SQBG” or the “Company”). This summary memo will serve to confirm the terms of your offer with the Company.

Title:	Chief Financial Officer

Role/ Responsibilities:	Executive will have such responsibilities, duties and authority customarily associated with the position CFO and will devote substantially all of his working hours towards the overall success of the business of the Company, including but not limited to, financial reporting and oversight, execution and implementation of financial business plans, developing and achieving budget targets, managing corporate-level expenses, and overall financial leadership of the Company. All financial areas of the Company will report to Executive.

Reporting:	As CFO, you will report to the Company’s CEO and Audit Committee.

Effective Date:	On or before December 10, 2012

Location:	NYC area

Salary:	Not less than $250,000 per year

Signing Bonus:	One-time signing bonus of $20,000 payable to Executive 30 days after the Effective Date

Term:	The engagement shall commence on Effective Date and shall continue for three (3) years from the Effective Date (the “Term”)

Healthcare:	The Company will provide paid health and dental insurance, consistent with standard company policies effective as of Employee’s start date with the Company.

Benefits:	Executive will be eligible for all other Company provided benefits, pursuant to executive company policies, or to be established, applicable to executive employees only, including benefit for paid vacation time off for which you will earn three (3) weeks per year.

Performance Bonus:	Executive shall be eligible to earn an annual cash performance bonus of up to 50% of the base Salary. This performance bonus shall be tied to achieving pre-established performance targets in line with the Chief Executive Officer’s performance target metrics.

Restricted Stock Grant:	Executive will be awarded an equity grant in the form of restricted stock total 80,000 shares. The Restricted Stock will vest as follows:

25% or 20,000 shares will vest on commencement of his employment with the Company;
25% or 20,000 shares will vest on the 1st anniversary of your start date with the Company;
25% or 20,000 shares will vest on the 2nd anniversary of your start date with the Company; and
25% or 20,000 million shares will vest on the 3rd anniversary of your start date with the Company.

provided, however, that upon a “Change in Control,” all unvested shares of Restricted Stock will immediately vest. For purposes of this Agreement, a Change in Control shall mean any of the following:

(1) Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 4(c)(1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by an Excluded Person (as defined below) (ii) any acquisition directly from the Company, (iii) any acquisition by the Company, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate or (v) any acquisition by any corporation pursuant to a transaction that complies with Sections 4(c)(2)(A) or 4(c)(2)(B) below;

(2) Consummation of (i) a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any affiliate, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) the acquisition of assets or stock of another entity by the Company or any affiliate (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be or (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the incumbent board at the time of the execution of the initial agreement or of the action of the board providing for such Business Combination; or

(3) A complete liquidation or dissolution of the Company.

For purposes hereof, the “Excluded Persons” shall mean William Sweedler, Tengram Capital Partners Gen2 Fund, L.P. and each of their respective Related Parties. For purposes of hereof, “Related Party” shall mean with respect to any person or entity, any other person or entity which (i) directly or indirectly, is controlling, controlled by or under common control with such person or entity, or (ii) directly or indirectly, is advised, managed, administered by such person or entity or any person or entity described in the immediately preceding clause (i). For purposes of this definition, “control” of a person or entity (including the terms “controlled by” and “under common control with”) means the power, directly or indirectly, to direct or cause the direction of the management or policies of such person or entity, whether through ownership of voting securities, the ability to exercise voting power, or by contract or otherwise.

Executive must be in the employ of the Company at the time of the vesting dates or the restricted stock units shall be subject to forfeiture to the Company.

Expenses:	You will be reimbursed for all reasonable business expenses in accordance with the policies and guidelines established by the Company.

Gary, I’m excited to offer you the opportunity to grow as the CFO and to provide financial leadership to the Sequential Brands Group public organization. I believe this opportunity will create significant wealth creation upside for you. On behalf of the board of SQBG, we look forward to a mutually-prosperous relationship between you and the Company. This term sheet is subject to a final employment agreement, to be negotiated mutually in good faith.

Please indicate your agreement with the foregoing by signing below where indicated.

Sequential Brands Group, Inc.

/s/ William Sweedler
William Sweedler
Chairman

Executive

/s/ Gary Klein
Gary Klein